Exhibit 10.4
MetaStat, Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), made as of the 1st day of August, 2010, by and between Warren C. Lau (the "Executive"), an individual residing at 4 Autumnwood Court, The Woodlands, Texas, 77380 and MetaStat, Inc. (the "Company") with a place of business at 4 Autumnwood Court, The Woodlands, Texas, 77380.

Recitals

Whereas, the Company is engaged in the business of acquiring, developing and commercializing biomedical technologies (the Company's Business); and

WHEREAS, Executive possesses substantial knowledge and experience with respect to the Company's Business

WHEREAS, the Executive is currently employed by the Company as its President and Chief Operating Officer and member of the Company's Board of Directors (the "Board"); and

WHEREAS, the Company desires that the Executive shall continue to be employed by it and render services to it, and the Executive is willing to continue to be so employed and to render services, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     EMPLOYMENT, DUTIES AND ACCEPTANCE.

1.1 The Company hereby employs Executive, and the Executive hereby accepts employment, for the term ("Term) set forth in Section 2 hereof, to render services to Company as its President and Chief Operating Officer and member of the Company's Board of Directors. The Executive represents and warrants to the Company that he has full power and authority to enter into this Agreement and that he is not under any obligation of a contractual or other nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

1.2 The Executive will serve as President and Chief Operating Officer of the Company and as a member of its Board of Directors when elected as such, will have general supervision over the operations of the Company and will have such other duties and responsibilities consistent with his position as President and Chief Operating Officer, as may reasonably be assigned to him by the Board. The Executive will report to the Board.

1.3 The Executive shall devote his full business time to the business and affairs of the Company, and shall use his best efforts, skills, and abilities to promote the interests of the Company, except for reasonable vacations and during periods of illness or incapacity, but nothing contained in this Agreement shall prevent the Executive from engaging in charitable or community activities provided they do not interfere with the regular performance of the Executive's duties and responsibilities under this Agreement.

1.4 Unless the Executive and the Company shall otherwise agree, the Executive's principal place of employment shall be in and around Houston, Texas, but the duties of the Executive shall include such visits to the Company's research sites, vendors, customers, and investors and lenders at the expense of the Company, as may be reasonably required in the performance of the Executive's responsibilities Executive further acknowledges that the Company may open additional offices in other countries and, in connection therewith; Executive may temporarily reside in such other locations. Executive as a condition for his employment hereunder agrees to maintain permanent residence in Texas and to travel to such other locations as necessary to conduct the Company's business. In connection therewith, Executive will, in good faith, undertake to apply for all required work permits and other documents, licenses and permits as required to affect the purposes hereunder. The Company shall reimburse Executive for all cost of living expenses including, but not limited to, room and board while conducting the Company's business outside of The Woodlands, Texas. If the headquarters of the Company are moved to another city other than Houston, Texas or its metropolitan statistical area, Company shall reimburse Executive for all necessary relocation expenses.

2. TERM.

2.1 The Term of this Agreement will commence as of August 1,2010 and will terminate at the close of business on November 30, 2013, unless sooner terminated in accordance with the provisions of this Agreement. The employment of the Executive shall continue hereunder for successive three-year periods (each such three-year period being hereinafter referred to as a "Renewal Term") following the Term (the first such Renewal Term to commence on August 1, 2013) unless the Company or Executive shall give notice to the other at least sixty (60) days prior to the end of the Term or any Renewal Term of the election of the Company or the Executive to terminate the employment of the Executive at the end of the Term or the then current Renewal Term, as the case may be. The twelve month period from August 1 in any year to the following July 31 shall be an "Employment Year".

3.     BASE SALARY.

3.1 For all services performed by the Executive under this Agreement, the Executive shall be paid a base salary ("Base Salary") at the following annual rates:

EMPLOYMENT YEAR	BASE SALARY

2010	$125,000.00

2011	$145,000.00

2012	$175,000.00

Notwithstanding the foregoing specified amounts of Base Salary, (i) if the Consumer Price Index applicable to the Standard Metropolitan Statistical Area in which the Company's executive offices are located shall increase in any year during the Term, the Base Salary shall be increased at the end of each Employment Year to reflect such percentage change in the Consumer Price Index, and (ii) the Board of Directors may award increases in Base Salary greater than those provided above after a review taking into account corporate and individual performance, the Company's prospects and general business conditions.

3.2 Base Salary shall be paid in equal monthly or semi-monthly installments in keeping with the Company's standard payroll policies applicable to its senior executives.

3.3 The Company shall provide the Executive office space of the Executive's choosing at prevailing market rates The Company shall pay all reasonable expenses incurred in the operation of Executive's office, including Executive's cellular telephone. The Company shall continue to provide office for Executive and shall pay all reasonable office expenses for a period of twelve (12) months after termination of Executives employment with the Company.

3.4 Nothing herein contained shall prevent the Company from, at any time, increasing the compensation herein provided to be paid to the Executive, either permanently or for a limited period, or from paying bonuses or other additional compensation to the Executive, whether or not based upon the business of the Company, or from increasing or expanding any employee benefit program applicable to the Executive, in the event that the Company, in its sole discretion, shall deem it advisable to do so in order to recognize and compensate Executive fairly for the value of his services.

4.     ANNUAL BONUS.

4.1 The Executive shall be entitled to an annual bonus (the "Annual Bonus") determined from time to time by the Board of Directors of the Company (without the active participation of the Executive). In determining the amount of any Annual Bonus, the Board of Directors may take into consideration such factors as they deem appropriate, including, but not limited to, the success of the Company in securing the rights to biomedical technology, in attracting investors, and in accomplishing other goals related to the business of the Company. Bonuses in addition to the Annual Bonus may be awarded by the Board of Directors (without the active participation of the Executive) from time to time for reaching other goals established by the Board of Directors.

5. REIMBURSEMENT FOR EXPENSES.

5.1 Company shall reimburse Executive for all reasonable out-of-pocket expenses paid or incurred by him in the course of his employment, upon presentation by Executive of valid receipts or invoices therefore, or Company credit or debit card statements evidencing such expenditures, utilizing procedures and forms for that purpose as established by Company from time to time.

6. VACATIONS.

6.1 Executive shall be entitled to reasonable vacations (which shall aggregate no less than three (3) weeks vacation with pay) during each consecutive 12 month period commencing on the date hereof. Executive may not accumulate any vacation days which remain unused at the end of any year during the term hereof without the prior consent of Company.

7. EMPLOYEE BENEFIT PROGRAMS, ETC.

7.1 Without limiting the generality of Section 5, above, the Company shall reimburse the Executive by means of a cash allowance for expenses incurred by the Executive in the use if his automobile, along with the cost of garage, insurance, fuel, fluids and maintenance.

7.2 Subject to the approval of the Board of Directors of the Company, the Executive shall be provided with disability insurance providing for disability payments to the Executive following a termination of Executive's employment hereunder as a result of Disability (as defined in Section 8.2 below). In the event such policy is not obtained, Executive shall be entitled to participate in such disability plan(s) as are available to Company executives generally.

7.3 Subject to the Executive's meeting the eligibility requirements of each respective plan, Executive shall be offered the opportunity participate in and be covered by each pension, life insurance, accident insurance, health insurance, hospitalization and any other employee benefit plan adopted by the Company, as the case may be, made available generally from and after the date hereof to its respective executives, on the same basis as shall be available to such other executives without restriction or limitation by reason of this Agreement; PROVIDED, HOWEVER, that Executive shall not participate in two or more plans providing duplicative benefits or coverage. The Company shall use its reasonable efforts to waive any qualifying period for participation in any such plan by the Executive.

7.4 Nothing herein contained shall prevent the Company from at any time increasing the compensation herein provided to be paid to Executive, either permanently or for a limited period, or from paying bonuses and other additional compensation to Executive, whether or not based upon the earnings of the business of Company, or from increasing or expanding any employee benefit program applicable to the Executive, in the event the Company, in its sole discretion, shall deem it advisable so to do in order to recognize and compensate Executive fairly for the value of his services.

8.     DEATH OR DISABILITY.

8.1 If Executive shall die during the term hereof, this Agreement shall immediately terminate, except that Executive's legal representatives or designated beneficiaries shall be entitled to receive (i) the Base Salary due to Executive hereunder to the last day of the third month following the month in which his death occurs, payable in accordance with the Company's regular payroll practices, (ii) a portion of the Annual Bonus payable under Section 4 (determined as provided under Section 8.4), based on the Company's Adjusted Net Income through the month of the bonus year preceding the month in which death occurs; and (iii) all other payments and entitlements available upon death under any employee benefit program covering the Executive as of the date of death. Except for the payments required pursuant to this Section 8.1, no payments shall be made for any period after Executive's death.

8.2 In the event of the Disability (as hereinafter defined) of the Executive, the Executive shall be entitled to continue to receive from the Company and its several benefit plans an amount equal to his Base Salary (prorated as may be necessary) in accordance with the terms of Section 3 hereof through the last day of the third month following the month in which Executive's employment hereunder is terminated as a result of such Disability. At any time after the date of the Notice (as hereinafter defined) and during the continuance of the Executive's Disability, the Company may at any time thereafter terminate Executive's employment hereunder by written notice to the Executive. The term "Disability" shall mean physical or mental illness or injury which prevents the Executive from performing his customary duties for the Company for a period of twenty-five (25) consecutive business days or an aggregate period of ninety (90) days out of any consecutive twelve (12) months. The date of commencement ofDisability shall be the date set forth in the notice of a determination of Disability (the "Notice") given by Company to the Executive at any time following a determination of Disability, which date shall not be earlier than the date the Notice is given by Company. A determination of Disability by Company shall be solely for the purposes of this Section 8.2 and shall in no way affect the Executive's status under any benefit plan applicable to the Executive.

8.3 Upon the occurrence of a Disability, and unless the Executive's employment shall have been terminated as provided in Section 8.2, the Executive shall continue to perform such services for Company, consistent with his duties under Section 1 hereof, as he is reasonably capable of performing in light of the condition giving rise to a Disability. All payments due under Section 8.2 shall be payable in accordance with Company's regular payroll practices. Those payments, together with the aggregate amount of all periodic payments which the Executive is entitled to receive under all workers compensation plans, disability plans and accident, health or other insurance plans or programs maintained for the Executive by Company (or by any company controlling, controlled by or under common control with the Company), shall be not less than Executive's Base Salary for the month or period in question.

8.4 If the Executive's employment is terminated due to Disability, the Executive shall be entitled, in addition to the payments described in Section 8.2, to a pro-rated portion of the Annual Bonus otherwise payable for the fiscal year in which such Disability occurs, determined by multiplying the Annual Bonus that would otherwise be payable by a fraction, the numerator of which is the number of days the Executive was employed during such fiscal year and the denominator of which is 360.

9.     TERMINATION FOR CAUSE.

9.1 The employment of the Executive may be terminated by the Company for Cause. For this purpose, "Cause" shall mean:

(i) conviction of the commission of a felony;

(ii) fraudulent acts against the Company

(iii) willful gross misconduct which in the good faith opinion of a majority of the Board of Directors of the Company is likely to cause either significant financial loss to the Company or significant damage to its business reputation;

(iv) willful and repeated misconduct constituting bad faith in performing the Executive's obligations; or

(v)   repeated gross neglect of the Executive's duties.

The Executive's employment shall not be terminated for Cause under clauses (ii), (iii), (iv), or (v) unless (a) the Executive has received at least 15 days notice of a meeting of the Board of Directors to consider the existence of Cause with an opportunity to be heard before the Board, and the Board has determined, based upon credible evidence, that grounds for Cause exist, AND (b) the misconduct or breaches on which an assertion of Cause is based are not cured within 30 days thereafter if such misconduct or breaches are capable of being cured.

9.2 In the event of a termination for Cause, the Executive shall (a) be entitled to any unpaid Base Salary pro rated up to the date of termination, and (b) have no further rights under this Agreement or under any Incentive Option issued hereunder.

10. TERMINATION UPON CHANGE OF CONTROL OR BY COMPANY WITHOUT CAUSE.

10.1 A "Change in Control" shall occur: (A) if any Person, or combination of Persons, (as hereinafter defined), or any affiliate of any Person, is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) directly or indirectly, of securities of the Company representing twenty- five percent (25%) or more of the total number of outstanding shares of common stock of the Company; or (B) if individuals who, at the date of this Agreement, constitute the Board (the "Incumbent Directors") cease, for any reason, to constitute at least a majority thereof. For purposes hereof, "Person" shall mean any individual, partnership, joint venture, association, trust, or other entity, including a "group" as referred to in section 13(d)(3) of the Securities Exchange Act of 1934.

10.2 If a Change in Control occurs, or if there occurs a material adverse change, without the Executive's written consent, in the Executive's working conditions or status, including but not limited to a significant change in the nature or scope of the Executive's authority, powers, duties or responsibilities, or a reduction in the level of support services or staff, then, whether or not such change would otherwise constitute a breach of this Agreement by the Company, this Agreement may be terminated by notice given by the Executive, specifying the Change of Control and significant adverse change or changes.

10.3 Upon the termination of this Agreement in accordance with Section 10.2 above, the Executive will be entitled, without any duty to mitigate damages, to:

(a) All unpaid Base Salary pro-rated up to the date of termination; and

(b) The greatest of (i) the full Annual Bonus for the entire year in which the termination referred to in Section 10.2 takes place, or (ii) the portion of the Annual Bonus earned from the first day of the fiscal year in which such termination occurred until the date of the Change of Control, or (iii) the portion of the Annual Bonus earned from the first day of the fiscal year in which such termination occurred until the effective date of such termination; and

(c) A severance payment equal to the sum of (i) two (2) times the Annual Base Salary in effect for the prior fiscal year and (ii) two (2) times the Annual Bonus paid (or payable) on account of such prior fiscal year; and

(d) All benefits available under the Company's employee benefit programs, to the extent applicable to senior executives voluntarily and amicably retiring from employment with the Company.

(e) Immediate vesting for all Company stock options held by Executive.

10.4 In the event that the Company shall actually or constructively terminate this Agreement without cause (and with or without a Change of Control), the Executive shall be entitled to the same payments, compensation and rights as provided in the case of a termination by the Executive under Section 10.3.

10.5 The payments, and other compensation and benefits to which the Executive is entitled under this Section 10 shall be made available to the Executive no later than ten (10) days after the date of any termination referred to in Section 10.2, 10.3 or 10.4.

10.6 In the event that Executive receives the payments, and other compensation and benefits referred to in this Section 10, he will be bound by the restrictive provisions of Section 12 for the period therein provided.

11.    TERMINATION BY EXECUTIVE

11.1 If the Executive shall terminate his employment under this Agreement prior to the third anniversary of the date hereof without either (i) a Change of Control or (ii) a material change in the working conditions of the Executive as described in Section 10.2, or (iii) the express written consent of the Company, then, for purposes of establishing the rights of the Executive upon such termination, such termination shall be deemed the equivalent of a termination for Cause under Section 9.1, and the Executive shall have only those rights with regard to compensation as are set forth in Section 9.2, and the restrictive provisions of Section 12 below shall fully apply.

11.2 If the Executive shall terminate his employment under this Agreement after the third anniversary of the date hereof without either (i) a Change of Control or (ii) a material change in the working conditions of the Executive as described in Section 10.2, or (iii) the express written consent of the Company, then, for purposes of establishing the rights of the Executive upon such termination, the Executive shall be entitled to receive all unpaid Base Salary pro-rated up to the date of termination.

11.3 In the case of a termination pursuant to Section 11.2, the restrictions set forth in Section 12 shall apply to Executive for the period therein stated, and the Executive shall receive the compensation set forth therein.

12.    RESTRICTIVE COVENANTS.

12.1 During such time as this Agreement shall be in effect and, except as otherwise explicitly stated herein, for a period of twelve (12) months following the termination of Executive's employment, and without the Company's prior written consent (which may not be unreasonably withheld), Executive shall not do anything in any way inconsistent with his duties to or adverse to the interests of Company, and shall not, directly or indirectly, himself or by or through a family member or otherwise, alone or as a member of a partnership or joint venture, or as principal, officer, director, consultant, employee or stockholder of any other entity, compete with Company in the field of immunohistochemical based cancer diagnostics or be engaged in or connected with any other business competitive with that of Company in the field of immunohistochemical based cancer diagnostics, except that Executive may own as a passive investment the securities of a corporation that may engage in a business competitive with that of Company.

12.2 In view of the fact that Executive will be brought into close contact with many confidential affairs of Company not readily available to the public, Executive agrees during the Term of this Agreement and thereafter:

(a) to keep secret and retain in the strictest confidence all information about (i) research and development plans and operations, new technology, pending or proposed license agreements, products, financial condition and other financial affairs (such as costs, pricing, plans for future development, joint ventures, methods of operation and marketing goals) of the Company; (ii) its employment policies and plans; and (iii) any other proprietary information relating to the Company, its operations, businesses, financial condition and financial affairs (collectively, the "Confidential Information") and, for such time as Company is operating, not to disclose the Confidential Information to anyone not then an officer, director or authorized employee of Company, either during or after the term of this agreement, except in the course of performing his duties hereunder or with Company's express written consent or except to the extent that such confidential information can be shown to have been in the public domain through no fault of Executive; and

(b) to deliver to Company within ten days after termination of his services, or at any time Company may so request, all memoranda, notes, records, reports and other documents relating to Company, businesses, financial affairs or operations and all property associated therewith, which he may then possess or have under his control.

12.3 Executive shall not at any time during the twelve month period following the termination of his employment for any reason whatsoever, including termination resulting from the natural expiration of the term of this Agreement, (i) employ any individual who was employed by Company at any time during the such period or during the twelve calendar months immediately preceding such termination, or (ii) in any way cause, influence or participate in the employment of any such individual by anyone else in any business that is competitive with any of the businesses engaged in by Company.

12.4 Executive shall not at any time during the twelve (12) month period following the termination of his employment, for any reason whatsoever, including termination resulting from the natural expiration of the term of this Agreement, directly or indirectly (i) persuade or attempt to persuade any customer or client or research and development venture partner of Company to cease doing business with Company or any Affiliate or to reduce the amount of business it does with Company or (ii) solicit for himself or any person other than Company, the business of any individual or business which was a customer or client of Company at any time during the twelve month period immediately preceding such termination.

12.5 Executive acknowledges that the execution and delivery by him of the covenants set forth in this Section 12 is an essential inducement to Company to retain Executive and to enter into this Agreement, and that Company would not have retained Executive and entered into this Agreement but for such covenants. Executive further acknowledges that his services are unique and that any breach or threatened breach by Executive of any of the foregoing provisions of this Section 12 cannot be remedied solely by damages. In the event of a breach or a threatened breach by Executive of any of the provisions of this Section 12, Company shall be entitled to injunctive relief restraining Executive and any business, firm, partnership, individual, corporation or other entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Executive hereunder.

12.6 If any of the provisions of, or covenants contained in, this Section 12 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalid portions or the unenforceability in such other jurisdiction. If any of the provisions of or covenants contained in this Section 12 are held to be unenforceable in any jurisdiction because of the duration or scope thereof, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable; PROVIDED, however, that the determination of such court shall not affect the enforceability, duration or scope of this Section 12 in any other jurisdiction.

13. RELATIONSHIP OF PARTIES.

Nothing herein contained shall be deemed to constitute a partnership between or a joint venture by the parties, nor shall anything herein contained be deemed to constitute either the Executive or the Company the agent of the other except as is expressly provided herein. Neither Executive nor Company shall be or become liable or bound by any representation, act or omission whatsoever of the other party made contrary to the provisions of this Agreement.

14. KEY MAN INSURANCE.

The Company, in its discretion, may apply for and procure in its own name and benefit, life insurance on a the life of the Executive and disability insurance in any amount or amounts considered advisable by the Company, and the Executive shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

15. NOTICES.

All notices and communications hereunder shall be in writing and delivered by hand or sent by registered or certified mail, postage and registration or certification fees prepaid, return receipt requested, or by overnight delivery such as Federal Express, and shall be deemed given when hand delivered or upon three (3) business days after the date when mailed, or upon one (1) business day after delivery to an agent for overnight delivery, if sent in such manner, as follows:

If to Company:	MetaStat, Inc.
4 Autumnwood Court,
The Woodlands, Texas 77060
Attn: Board of Directors

If to Executive:	Warren C. Lau
4 Autumnwood Court,
The Woodlands, Texas, 77380

The foregoing addresses may be changed by notice given in the manner set forth in this Section 15.

16. DISPUTES.

Any dispute or controversy arising under or in connection with this Agreement shall be resolved in the manner set forth in Schedule A. Notwithstanding the foregoing, Company shall have the right to apply to any court having jurisdiction over Executive to seek injunctive or other emergency relief in the event Executive breaches, or threatens to breach, any of his covenants set forth in Section 12.

17. MISCELLANEOUS.

17.1 This Agreement contains the entire understanding of the parties hereto with respect to the employment of Executive by Company during the term hereof, and the provisions hereof may not be altered, amended, waived, terminated or discharged in any way whatsoever except by subsequent written agreement executed by the party charged therewith. This Agreement supersedes all prior employment agreements, understandings and arrangements between Executive and Company pertaining to the terms of the employment of Executive. A waiver by either of the parties of any of the terms or conditions of this Agreement, or of any breach hereof, shall not be deemed a waiver of such terms or conditions for the future or of any other term or condition hereof, or of any subsequent breach hereof.

17.2 The provisions of this Agreement are severable, and if any provision of this Agreement is invalid, void, inoperative or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any circumstance, it shall nevertheless remain applicable to all other circumstances.

17.3 Company shall have the right to deduct and withhold from Executive's compensation the amounts required to be deducted and withheld pursuant to any present or future law concerning the withholding of income taxes. In the event that Company makes any payments or incurs any charges for Executive's account or Executive incurs any personal charges with Company, Company shall have the right and Executive hereby authorizes Company to recoup such payments or charges by deducting and withholding the aggregate amount thereof from any compensation otherwise payable to Executive hereunder.

17.4 Executive represents that he is under no disability, restriction or prohibition from entering this Agreement or performing the services required hereunder; and also that he has been represented and advised by independent legal counsel in connection with the negotiation, preparation and execution of this Agreement.

17.5 This Agreement shall be construed and interpreted under the laws of the State of Delaware applicable to contracts executed and to be performed entirely therein.

17.6 The captions and section headings in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement.

17.7 To the extent any provision of this Agreement contemplates action after termination hereof or creates a cause of action or claim on which action may be brought by either party, such provision, cause of action or claim shall survive termination of Executive's employment or termination of this Agreement.

17.8 Executive may not assign his rights nor delegate his duties under this Agreement; provided, however, that notwithstanding the foregoing this Agreement shall inure to the benefit of Executive's legal representatives, executors administrators or successors and to the successors or assigns of Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

METASTAT, INC.

By:	/s/ Warren C. Lau
Warren C. Lau, Chairman of the Board of Directors

By:	/s/ Warren C. Lau
Warren C. Lau, Executive

SCHEDULE A

RESOLUTION OF DISPUTES OR CONTROVERSIES

(a)
If the parties are deadlocked on any issue arising under the terms of this Agreement, a tiebreaker shall be chosen by lot from among a panel of three persons designated by the Dean of the College of Business Administration at the University of Houston. Each party may present its proposal to the designated tiebreaker in written form and may, on a date established by the tiebreaker within ten calendar days of the day the tiebreaker is chosen, make an oral presentation not to exceed two hours in length, accompanied by exhibits and written arguments not to exceed 20 pages in length. The designated tiebreaker shall then select one of the submitted proposals, without any change or adjustment, and shall announce to the parties his or her selection within five calendar days of the day of submission.

(b)
The general administrative costs of designating the tiebreaker panel shall be paid by the Company. The cost of each specific tiebreaker decision shall be borne by the party whose proposal was NOT accepted by the tiebreaker. Included in the cost of a tiebreaker decision are costs for expert advisors, preparation of special data or other submissions to the tiebreaker, and legal fees if a proponent has sought the assistance of counsel in presenting a matter to the tiebreaker.